Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Ribapharm Inc.

at

$5.60 Net Per Share

By

Rx Acquisition Corporation

a wholly owned subsidiary of

ICN Pharmaceuticals, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, JULY 8, 2003, UNLESS THE OFFER IS EXTENDED.

June 10, 2003

To Our Clients:

       Enclosed for your consideration is the Offer to Purchase, dated June 10, 2003 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Rx Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of ICN Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Ribapharm Inc., a Delaware corporation (the “Company”), other than Shares owned by Parent or its subsidiaries, at a purchase price of $5.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

       We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

       We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1. The offer price is $5.60 per Share, net to you in cash, without interest.

2. The Offer is being made for all Shares, other than Shares owned by Parent or its subsidiaries.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, July 8, 2003 (the “Expiration Date”), unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

4. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

       The Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Offer to Purchase) being satisfied, meaning that the Company’s stockholders (other than (a) Parent, its subsidiaries, officers and directors and (b) the officers and directors of the Company) have validly tendered and not withdrawn a majority of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Offer and (2) the 90% Condition (as defined in the Offer to Purchase) being satisfied, meaning there being validly tendered and not withdrawn a sufficient number of Shares such that upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Parent will, directly or indirectly through Purchaser, own a number of Shares representing at least 90% of the Shares on a fully diluted basis (as defined in the “Introduction” of the Offer to Purchase). See “The Offer — Section 11. Conditions to the Offer” of the Offer to Purchase. The Minimum Condition is not waivable.

       The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares, other than Parent or its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Goldman, Sachs & Co. in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

       The Offer is being made to all holders of Shares, other than Parent or its subsidiaries. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Ribapharm Inc.

by

Rx Acquisition Corporation

a wholly owned subsidiary of

ICN Pharmaceuticals, Inc.

       The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 10, 2003, and the related Letter of Transmittal in connection with the offer by Rx Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ICN Pharmaceuticals, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.01 per share, (the “Shares”), of Ribapharm Inc., a Delaware corporation, other than Shares owned by Parent or its subsidiaries, at a purchase price of $5.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

       This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to Be Tendered:*	SIGN HERE Signature(s)

Account No.:	Print Name(s) and Address(es)

Dated: , 2003	Area Code and Telephone Number(s) Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.